Exhibit 10.16
MANAGING DIRECTOR EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the_____ day of ________________ 20________ between Accenture (UK) Limited company no. 4757301 with its registered office at 30 Fenchurch Street, London, EC3M 3BD (the “Company”) and ________________ of ________________________________ (the “Employee”).
IT IS AGREED that the Company will employ the Employee on the following terms and conditions (the “Employment”):
Period of Employment

1.1	This Agreement is effective on and from ________________ (the “Commencement Date”). The Employee’s period of continuous employment for statutory purposes started on ________________.

1.2	The Employment will be for an indefinite period and will continue unless terminated in accordance with clause 19.

Duties

2.1
The Employee will serve the Company in the role of ________________________________ and will at all times comply with the lawful and reasonable directions and instructions of his / her line management and/or other more senior employees, or their delegates. At any time during the term of this Agreement, the Company may at its discretion change the Employee’s title without affecting the other terms of this Agreement.

2.2
The Employee will be expected to perform a range of duties and also assume various responsibilities from time to time at the discretion of the Company. It is a key requirement of the Employee’s role as _______________ that he / she will remain flexible as to his / her function and duties during the course of his / her employment. The Employee cannot therefore assume that he / she will continue to perform a particular function or role on a permanent basis. The Company may change his / her function or role at any time under the Company’s Leadership Career Model or any other career model used by the Company, from time to time, which may include an increase or decrease in the Employee’s career level. At any time during the term of this Agreement, the Company may at its sole discretion change the Employee’s reporting line or lines without affecting the terms of this Agreement. The Company may at its sole discretion assign the Employment to any Affiliate on the same terms and conditions as set out, or referred to, in this Agreement. The Company may also require the Employee to perform duties for Affiliates and / or Alliance Entities.

2.3	The Employee:

(a)	will devote his / her full time, attention and skills during his / her working hours to his / her duties; and

(b)
will not do anything at any time which is contrary to the best interests of the Company or any Affiliate, or omit to do anything at any time which is necessary in order to act in the best interests of the Company or any Affiliate.

2.4	The Employee will be a leader of the Company’s business and, as such, his / her general responsibilities will include:

(a)	managing and supervising the provision of services to the Company’s or any Affiliate’s clients;

(b)	participating in the management and administration of the Company and any Affiliate to the extent required;

(c)	participating in business development activities in his / her area of expertise and other areas of general importance to the Company; and

(d)	maintaining the trust and confidence of other Managing Directors and providing leadership to any employees of the Company for whom he / she is responsible.

2.5	The Employee’s general duties to the Company include duties to:

(a)	act in the best interests of the Company and its Affiliates and Alliance Entities at all times;

(b)	use his / her best endeavours to promote the business interests of the Company and its Affiliates and Alliance Entities at all times;

(c)
fully report to the Company all business opportunities which may advantage the Company or any Affiliate or Alliance Entity and any significant threats to the business of the Company or any Affiliate or Alliance Entity as soon as they come to his / her attention;

(d)	fully and truthfully answer any questions asked by the Company relating to his / her employment;

(e)	comply with any performance standards issued by the Company or its Affiliates or Alliance Entities,
which may be amended from time to time and participate in all performance reviews;

(f)
comply with and lead the principles set out in the Company’s Code of Business Ethics and policies as published on the Company’s policies website on the Portal, including without limitation, the obligation to promote respect in the workplace, and the Company’s policies on Harassment (AP 85 and AP 85_C50) Meritocracy (AP 78 and AP 78_C50), Reporting Unlawful or Unethical Activity and Prohibition Against Retaliation (AP 301), Gifts and Entertainment Policy (AP 0150) Contacts with Public Officials (AP 1221) and Business Intermediaries (AP 1327); and

(g)
comply with any mandatory training requirements which are applicable to his / her position, whether imposed by the Company, an Affiliate or Alliance Entity or a third party such as a regulatory authority or client. For the avoidance of doubt, this obligation includes (but is not limited to) an obligation to complete any computer-based training of which the Employee is notified in a timely fashion.

2.6
The Employee acknowledges that he / she is a fiduciary of the Company and the Affiliates and agrees that he / she will act at all times in good faith and use his / her best endeavours to promote the interests of the Company and the Affiliates.

Conflicts of Interest and Investments

3.1
The Employee will comply with the Company’s policies on investment and share trading. The Employee may also be required to comply with any policy a client may have regarding investments, which will be notified on an individual basis where applicable. In the event that there is any inconsistency between the terms of the relevant policy and the terms of this Agreement, the latter will prevail.

3.2
The Employee will not without the prior written consent of the Company directly or indirectly on his / her own account or on behalf of any third party and in any capacity carry on or be engaged, concerned or interested in or provide services to any other business or enterprise or accept any other engagement or public office or directorship PROVIDED THAT he / she may hold up to 2% of the securities in a company which is quoted on any recognised stock exchange.

3.3
The Employee must not undertake any activity (including unpaid work) which may either compromise or give rise to a potential or actual conflict with either his / her duties or responsibilities under this Agreement or the business interests of the Company or any Affiliate. The Employee must immediately and fully disclose in writing any potential or actual conflict of interest. He / she must comply with any policies relating to conflicts of interest including, without limitation, the Company’s policy on Family and Personal Relationships (AP 1100), Buying and Selling Securities - Insider Trading (AP 1216), Board and Management Membership (AP 0094), Dual Employment (AP 0061), Code of Business Ethics or codes of conduct published on the Company’s policies website on the Portal, which may be amended from time to time.

Standards of Conduct and Behaviour and Compliance with Policies

4.1
The Employee is required to comply with all of the Company’s applicable policies and procedures, whether     contractual or not, relating to conduct and behaviour, (in addition to those specifically mentioned in this Agreement) including but not limited to the policies published on the Company’s policies website on the Portal. Failure to comply with applicable policies and procedures will constitute a disciplinary offence. In addition, he / she is expected to co-operate with any investigation initiated by the Company where it reasonably suspects a violation of such policies. The Company reserves the right to amend, withdraw or supplement its policies at any time without giving notice to the Employee. For the avoidance of doubt, in the event that any such changes are made or additional or replacement policies are introduced, the Employee remains required to comply with these policies, which may be amended or replaced. Any reference to a Company policy in this Agreement is to the policy as amended from time to time, even if the number or name of that policy is changed. In the event that there is any inconsistency between the terms of any relevant policy and the terms of this Agreement, the latter will prevail. Policies and procedures can be obtained from Peopleline on 0800 028 2255, the Employee’s Human Resources Representative, or from the Policies Website.

4.2
In addition, the Employee is required to comply with all rules or codes of conduct in force from time to time which are required by any regulatory body in relation to the business of the Company, any Affiliate or any Alliance Entity.

4.3
The Employee will inform the Company immediately of any act or omission of his / hers which constitutes a breach of this Agreement, and any act or omission of any other employee, member of staff, client or supplier of which he / she becomes aware and which constitutes, or might reasonably constitute, a breach of the duties owed by that party including but not limited to breaches of the Company’s Code of Business Ethics or policies.

4.4
Without prejudice to the generality of clause 4.1, the Employee will comply with the policies applicable to him / her from time to time in relation to entering into any contract or similar commitment or signing any document in the name of or on behalf of the Company or Affiliate(including Signature Authority for Client Contracts (AP 1072)) and is excluded from doing other than as authorised.

4.5
Except to the extent that the Employee has actual authority granted to him in accordance with the policies and procedures of the Company as in force from time to time, the Employee hereby agrees that the designation “Managing Director” confers no authority to bind the Company or Affiliate and such authority will not be implied in any statement or representation made to third parties by the Employee. The Employee will at all times make it clear to third parties that he / she acts as an employee of the Company and he / she does not act as a partner of any partnership nor does he / she hold any position of corporate office.

Hours of Work

5.
The standard working week for Managing Directors at the Company is a 37.5 hour week. Normal office hours are 9am to 5.30pm (with a lunch break of one hour), Monday to Friday. However, the Employee agrees to work additional hours, beyond the standard working week, which are reasonably necessary for him / her to properly fulfil his / her duties and responsibilities as a Managing Director and in order to comply with the

Company’s commitment to the highest standard of professional performance.  His / her compensation represents payment for all those hours so worked.

Place of Work

6.
The Employee’s normal place of work is _______ or such other place of business of the Company, any Affiliate or client as the Company may reasonably determine from time to time within the United Kingdom. As a consequence of project assignments, the Employee may be required and agrees to perform duties at other premises of the Company or Affiliate or at the premises of clients of the Company or Affiliate when so reasonably requested or directed. The Employee also agrees that he may be required to travel anywhere within or outside the United Kingdom in the performance of his or her duties.

Remuneration

7.1
The Company will pay the Employee during his / her employment a gross base salary of ________ per annum (“Base Salary”) subject to statutory deductions (including all applicable taxes). Base Salary will be paid by equal monthly instalments in arrears by credit transfer to the Employee’s bank account. The remuneration structure for the Employee (in line with that for employees and other individuals employed or engaged at a level equivalent to that of the Employee) is intended to reflect the profitability of the Company and the Affiliates and the Employee’s career level, function and duties. To reflect this philosophy, Base Salary will be reviewed on an annual basis with effect from 1 December each year and may be increased by such amount as the Company may determine. The Employee acknowledges that at the Company’s discretion the Base Salary may also be frozen or reduced by such amount as the Company may determine following such a review, or at any other time. The first salary review will take place on ________________.

7.2
The Company may pay or procure additional amounts or benefits to the Employee under such additional annual bonus arrangements of such amounts and on such terms as the Company may in its absolute discretion determine from time to time (if at all). The amount of bonus in any year may be nil, and will be determined having regard to such criteria as the Company deems in its absolute discretion to be appropriate. The Employee has no right to receive a bonus, and will not acquire such a right by virtue of having received earlier bonus payments. The terms of this clause will not be affected by any policy, programme or practice of the Company or any Affiliate and will not be affected by any other express or implied term.

7.3
The Employee agrees that the Company has the right at any time during his / her employment, or in any event on termination of his / her employment, to make any deductions from his / her salary or other sums due to the Employee in respect of all monies howsoever arising which are owed by him/her to the Company and / or to any benefits provider, (including but not limited to amounts in respect of holiday taken in excess of his / her holiday entitlement; the cost of repairing / replacing damaged or lost property of the Company caused by the Employee; any expenses owing by the Employee to the Company and any amounts owing by the Employee in relation to any credit or charge card provided to the Employee through the Company), or as otherwise required by law. The Employee further agrees to immediately repay all outstanding debts and loans due to the Company or any Affiliate on demand, whether during or on termination of the Employment and agrees that the Company is authorised to deduct from the Employee’s salary or other remuneration all or any part of any such debts or loans.

Other Benefits

8.1
The Employee is eligible to participate in such schemes as are operated by the Company from time to time in respect of short term sickness and injury, long term sickness or disability, life assurance, accident insurance and private health insurance, subject always to any requirements of any insurer and the terms and conditions of the schemes. The policies and procedures relating to incapacity for work due to sickness or injury, including any provision for sick pay, are detailed in the Sick Leave Policy (AP 1082). The Employee is required as a term of this Agreement to comply with the requirements of the Sick Leave Policy.

8.2
The Employee’s eligibility to participate in these schemes is subject to the right of the Company to vary, amend or discontinue such schemes from time to time, notwithstanding any potential adverse impact that such variation, amendment or discontinuation may have on any current or prospective benefits being claimed or received by the Employee under such scheme(s).

8.3
If the Employee is entitled to claim from any third party (including his or her own insurance company) in respect of damages for absence from employment due to incapacity, he / she will include a claim in respect of any Company sick pay paid to him or her by the Company. Any sum paid by the Company to the Employee in respect of the same period of absence will be recoverable from the Employee by the Company as money due to the Company.

8.4
If any third party benefit provider refuses for any reason to provide a benefit or benefits to the Employee or any other prospective beneficiary under the applicable benefit scheme, the Company will not be liable to provide such benefit(s) or compensate for the loss of such benefit(s). The Company will not be under any duty to take steps to challenge any such refusal by a benefit provider.

8.5
The Company may terminate the Employment in accordance with this Agreement (including on the grounds of incapability) notwithstanding that such termination may deprive the Employee of Company sick pay and / or any current or prospective benefits under any benefit scheme, including, but not limited to, any applicable private health insurance cover or long term sickness or disability scheme or pension benefits. The Company will not be liable for any such losses arising from such termination.

8.6
Payment for any days of vacation taken during sickness absence will be at the Employee’s normal salary, less appropriate deductions, and will be made via payroll in the usual way. Any payment made in respect of Company sick pay or permanent health / long term disability insurance payments (as appropriate) in respect of those days will count towards discharging the Company’s holiday pay liability for those days.

Pensions

9.
Save as required by law, the Employee is not entitled to any pension or retirement benefits funded by the Company whether under the Company Retirement Savings Plan or otherwise in respect of his / her Employment and any additional life cover or retirement benefits which the Employee chooses to have or which he / she may be required to have will be at the Employee’s own cost. There is no contracting out certificate in force in respect of the Employee’s employment hereunder.

Holiday Entitlement

10.1	The holiday year runs from 1 September to 31 August (the “Year”). The Employee is entitled to holiday amounting to 30 working days each Year.

10.2
The Employee is entitled to carry forward up to a maximum of 5 days’ holiday entitlement each Year. Any untaken holiday in excess of 5 days will be forfeited, unless otherwise agreed by the Company (at its discretion) in accordance with the applicable policy on holiday.

10.3
Upon termination of Employment, the Employee will receive payment in respect of any holiday entitlement which has accrued under clause 10.1 but which has not been taken. In the event that the Employee has taken holiday in excess of accrued entitlement, then the appropriate deduction will be made from Base Salary or from other sums due to the Employee as a result of this Employment.

10.4
In addition to the entitlement under clause 10.1, the Employee is entitled to take the eight statutory public holidays in force in the United Kingdom. The Employee may on occasion be required to work on a statutory public holiday. Reasonable notice of such requirement will be given and if the Employee does have to work on a statutory public holiday, he / she may, at the Company’s discretion, be permitted to take another day as holiday instead.

10.5
The Employee must give twice as many days’ notice as the number of days of holiday requested. The Company will use reasonable endeavours to accommodate holiday requests, but they may be reasonably refused in consideration of operational requirements.

10.6	If the Employee is absent from work due to ill health for any period, he / she must nevertheless notify the Company of any intention to take holiday in the usual way.

Other Periods of Leave

11.
The Employee will be able to take such paid and / or unpaid leave during periods of absence due to pregnancy, childbirth, paternity, adoption, other family or carer related reasons or in such other circumstances as may be specified in the Company policies applicable to him / her from time to time, as such policies may be amended or replaced from time to time.

Expenses

12.
The Employee agrees to comply with the Company’s policies relating to expenses. Subject to the Employee’s compliance with the expense policy in force at the relevant time, the Employee will be reimbursed for all reasonable expenses incurred as a result of, and in the course of the Employment and is provided with an expense account for this purpose. The Company or Affiliate reserves the right to correct an adverse expense account balance by making the necessary deductions from any amounts due to the Employee from the Company.

Confidentiality

13.1
The Employee must not make use of, divulge or communicate to any person, company, business entity or other organisation (except in the proper performance of his / her duties of employment or otherwise with proper authority) any of the trade secrets or other confidential information of, or relating to, the business and the financial affairs of the Company or Affiliate or any of their clients or suppliers. “Confidential Information” includes (but is not limited to):

(a)	lists and databases containing client information, including names of clients;

(b)	lists and databases of prospective clients whom the Company or any Affiliate has taken material steps to win business from;

(c)	confidential details of the Company’s and any Affiliate’s products and services;

(d)	commercial or technical information or any other Knowledge Capital;

(e)	financial information and plans;

(f)	prices / pricing structures / hourly rates, including any discounts, terms of credit and preferential terms;

(g)	lists and databases of suppliers;

(h)	any Personal Data (as defined in clause 15) belonging to the Company or any Affiliate or any client or business associate, affiliate or employee or contractor of the Company or its Affiliates;

(i)	terms of business with clients, suppliers and Alliance Entities;

(j)	sales and marketing strategies;

(k)	lists and databases of employees, officers and contractors;

(l)	details of employees, officers, and contractors, including but not limited to their remuneration packages and terms of employment / engagement;

(m)	object or source codes and computer software;

(n)	any proposals relating to the acquisition or disposal of a company or business or any part thereof;

(o)
details of any responses by the Company or any Affiliate to any request for proposal or tender for work (whether competitive with any future employer of the Employee or not), and of any contract negotiations;

(p)	Intellectual Property Rights owned by or licensed to the Company or its Affiliates or any of their clients or suppliers;

(q)
any document marked as “confidential” (or with a similar expression), or any information or document which the Employee has been told is confidential or which he / she ought reasonably to expect the Company or an Affiliate or client or supplier to regard as confidential;

(r)	any information which has been given to the Company or any Affiliate in confidence by clients, suppliers or other third parties;

(s)	any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any legal entity which the Company or any Affiliate intends to make an Alliance Entity; and

(t)	details of any agreement, arrangement or otherwise (whether formal or informal) that the Company, or any Affiliate, has entered into with any Alliance Entity.

13.2
The obligation of confidentiality in clause 13.1 will continue to apply without any time limit after the termination (for whatever reason) of this employment, but does not apply to any disclosures required by law or to any information or documents which are in the public domain (other than by way of unauthorised disclosure). From time to time during the Employee’s employment, in limited circumstances, as a condition of working on a particular client engagement or business opportunity with which the Company or an Affiliate is involved, the Employee may be required to enter into a specific non-disclosure agreement regarding confidential information pertaining to such engagement or opportunity. The Employee agrees that any breach of clause13.1 above may not adequately be compensated by an award of damages and any breach will entitle the Company, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the Employee from committing any breach (or continuing to commit any breach). The Employee agrees that he / she will comply with the Company’s Confidentiality Policy (AP 69), Data Privacy Policy (AP 90) and Data Management Policy (AP 1431) on the Company’s policies website on the Portal, and that he / she will comply with the obligations set out therein, which may be amended from time to time. In the event that there is any inconsistency between the terms of the policy and the terms of the contract, the latter will prevail.

Proprietary Rights/Inventions
In this clause 14:
“Employment Inventions” shall mean any Invention which is made wholly or partially by the Employee at any time during the course of his / her employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

“Employment IPRs” shall mean Intellectual Property Rights created by the Employee in the course of his / her employment with the Company (whether or not during working hours or using Company premises or resources).

14.1
The Employee acknowledges that it is the intention of both parties that all Employment IPRs, Employment Inventions and all materials embodying them will belong to the Company. The following clauses set out the mechanism by which this will be achieved:

14.2
All Employment IPRs, Employment Inventions and all materials embodying them will automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

14.3
To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 14.2, the Employee agrees that, immediately upon creation, such rights and Inventions will be assigned to the Company by way of future assignment to the fullest extent permitted by law.

14.4
The Employee acknowledges that, because of the nature of his / her duties and the particular responsibilities arising from the nature of his / her duties, the Employee has, and will have at all times while he / she is employed by the Company, a special obligation to further the interests of the Company.

14.5	The Employee agrees:

(a)	to give to the Company full written details of all Employment Inventions promptly on their creation;

(b)
at the Company’s request and in any event on the termination of his / her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR or patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

14.6
The Employee hereby waives in favour of the Company all present and future moral rights conferred on him / her by Chapter IV of the Copyright Designs and Patents Act 1988 (or any similar or equivalent rights existing anywhere in the world) in relation to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

14.7
At the request and expense of the Company the Employee will, during and following the cessation of his / her employment, do all things and execute all documents necessary or desirable to vest, in the Company, the Employment IPRs and to protect and maintain the Employment IPRs and the Employment Inventions.

14.8
The Employee will provide all assistance reasonably required by the Company and / or any Affiliate or Alliance Entity to enforce, or defend against any third party claims, any or all of the Employment IPRs and will, to the extent applicable, permit the Company and / or any Affiliate or Alliance Entity to take control of any such enforcement claims or the defence of any such third party claims.

14.9	The Employee warrants that he / she will not infringe any Intellectual Property Rights belonging to the Company or any Affiliate or Alliance Entity or their clients or suppliers.

14.10
The Employee warrants that he / she will not use any Intellectual Property Rights of third parties, in the course of creating any work product for or on behalf of the Company (“Work Product”), without having first procured a licence to use such Intellectual Property Rights whose terms are acceptable to the Company.  To the extent that the Employee uses, or otherwise incorporates, in any Work Product, any Intellectual Property Rights owned by him / her, the Employee hereby grants to the Company a world wide, perpetual, irrevocable, royalty-free, sublicensable and assignable licence to use such Intellectual Property Rights.

14.11	The Employee hereby agrees to abide by the terms of the Company’s policies relating to Intellectual Property Rights, including (without limitation) AP 91.

14.12	The provisions of this clause 14 will survive after the expiry or termination of the Employment for any reason.

Data Protection

15.1
The Employee acknowledges that he / she will comply with the Company’s Data Privacy Policies (AP 90) on the Company’s policies website on the Portal applicable to the Employee (the “Data Policy”). The Employee consents to the processing of personal data relating to the Employee in accordance with the Data Policy. If the Employee’s consent proves to be invalid, or if the Employee wishes to withdraw his / her consent (which he / she may do upon giving one month’s written notice to the Company at any time), the Company may nevertheless continue processing certain of the Employee’s data for reasons permitted by law.

15.2
In particular, the Employee consents to the processing of sensitive personal data about him / her to which comprises personal data about racial or ethnic origin, political opinions and memberships, religious or other similar beliefs, trade union or association membership, physical or mental health, sex life or criminal records, to the extent necessary for legitimate business purposes and are permitted by applicable law; and

15.3
The Employee acknowledges that he / she will comply with the Company’s Confidentiality Policy (AP 69), Data Privacy Policy (AP 90) and Data Management Policy (AP 1431) on the Company’s policies website on the Portal, and that he / she will comply with the obligations set out therein, which may be amended from time to time. In the event that there is any inconsistency between the terms of the policy and the terms of this Agreement, the latter will prevail.

15.4	In this clause 15:

(a)
“Personal Data” means any information relating to an identified or identifiable natural person (“data subject”); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity,

(b)
Personal Data includes both the “Company Personal Data” (any personal data controlled by the Company, any Affiliate or Alliance Entity, that is held and processed by the Company for its own business purposes) and “Client Personal Data” (any personal data controlled by a client, that is held and processed by the Company during the provision of services to a client); and

(c)
references to information “relating to the Employee” or “about the Employee” include references to information about third parties such as the Employee’s spouse/partner and dependents (if any) which the Employee provides to the Company or any Affiliate or any Alliance Entity on their behalf; and

(d)
the reference to “sensitive personal data” is to the various categories of personal data identified by European data privacy laws as requiring special treatment, including in some circumstances the need to obtain explicit consent. These categories comprise personal data about racial or ethnic origin, political opinions, religious or other similar beliefs, trade union membership, physical or mental health, sexual life or criminal record.

15.5
In addition, the Employee agrees to comply with the Data Policy and all legal requirements in his / her treatment of any personal data held or otherwise processed by the Company or any Affiliate or any Alliance Entity to

which he / she has access in the course of his / her employment. In particular, the Employee will not use, copy, disclose or retain Company Personal Data or Client Personal Data except in the proper and lawful performance of his / her duties and pursuant to the provisions of the Company’s Data Privacy and Data Management policies (AP 90 and 92) on the Company’s policies website on the Portal and in accordance with all applicable legal requirements. The Employee further agrees to comply with the Client Data Protection Standards on the Client Data Protection Portal.

15.6	On termination of Employment, or on the commencement of Garden Leave pursuant to clause 21, or at any time at the Company’s request, the Employee will:

(a)	hand over any information, files or deliverables containing Company Personal Data and Client Personal Data or, at the Company’s direction, upload those documents to a sharepoint;

(b)
remove any Personal Data or any private communications or information relating to the Employee and his / her spouse/partner and dependents from the items to be returned under clause 23.1(a) and, to the extent that the Employee does not remove such information, he / she agrees that the Company or any Affiliate or any Alliance Entity may use such information for its legitimate business purposes including without limitation for investigations, litigation, business continuity and archiving and in accordance with applicable data privacy laws, and

(c)	not retain or copy any Company Personal Data or Client Personal Data.

15.7
The Employee agrees that any breach of this clause 15 may not adequately be compensated by an award of damages and any breach will entitle the Company, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the Employee from committing any breach (or continuing to commit any breach).

Directorships

16.
The Company may require the Employee to resign from any directorship or other office or position in the Company or any Affiliate or any Alliance Entity held by him / her at any time without compensation and/or to take up any other directorship for the Company or any Affiliate instead of or in addition to such directorship without any additional remuneration. In the event of the Employee’s failure to resign from any directorship or office the Company is irrevocably authorised to appoint some person in his / her name and on his / her behalf to sign and deliver such resignations to the Board.

Workplace Monitoring

17.1
The use by employees of the Company’s computers, computer systems, communication devices and associated equipment or systems is governed by this Agreement, the Company policy, the Company guidelines and any directions given or made to the Employee by the Company. As a necessary part of its business, the Company uses (or engages third parties to use) various forms of surveillance technology at each of its premises, and in respect of its property, equipment and computer systems.

17.2
At all times and for all purposes associated with the Company’s business, the Company (or other persons authorised by the Company, including internal and external auditors) may access or monitor the use of the Company’s computers, communication or network connected devices, printers, email and network services, internet connections, computer systems, computer logs and other electronic records, databases, backups, as well as any employee owned equipment used to conduct the Company’s business during the course of employment.

17.3	These purposes include, but are not limited to, the following purposes:

(a)
to prevent, investigate or detect unauthorised use of the Company’s devices and technology including to monitor compliance with the “Acceptable Uses” described in the Company’s Acceptable Use of Information, Devices and Technology Policy (AP 57) on the Company’s policies website on the Portal;

(b)	to prevent or detect the commission or possible commission of a criminal offence, alleged gross misconduct, gross negligence or breach of any Company policy;

(c)	to detect any instance of illegal, and / or unlicensed software installations;

(d)	to ensure that the Company’s systems are operating effectively and to perform disaster recovery activities or otherwise locate or retrieve data;

(e)	to be able to compile a complete inventory of devices and technology;

(f)	to comply with law or with a court order or demand from any regulatory or other competent body;

(g)
to safeguard the environment in which users carry out their responsibilities, and to protect users’ own interests and those of the Company, any Affiliate’s, any Alliance Entity’s and/or their customers;

(h)	for quality control or training purposes;

(i)	to maintain business continuity in the event of an employee’s absence or termination;

(j)
to detect the risk of inadvertent loss of the Company or Client Personal Data (as defined in clause 15.4), the Company’s or any Affiliate’s or any Alliance Entity’s or any of their client’s intellectual property or Confidential Information (as defined in clause 13.1) or other sensitive information; and

(k)	in case of reasonable suspicion of illegal or wrongful behaviour by the Employee or any other employee of the Company or any Affiliate or any Alliance Entity.

17.4	Although auditing and inspection of surveillance data may only occur on an intermittent basis, monitoring activities are continuous and ongoing.

17.5	Any data or records created or obtained by the Company as part of any workplace, equipment and system surveillance may be:

(a)
used or disclosed by the Company or its authorised representatives for any purpose relating to or arising out of the conduct of its business, including, without limitation, any investigation, disciplinary process, claim, defence or any other dispute or litigation process; and

(b)	provided to third parties, including any contractors of the Company, regulatory authority, or the police where required or permitted by applicable law.

17.6
The Employee acknowledges that he / she will comply with the Company’s Acceptable Use of Information, Devices and Technology Policy (AP 57) on the Company’s policies website on the Portal and that he / she will comply with the obligations set out therein, which the Company might amend from time to time.

Background Checks and Searches

18.1
The Employee agrees that he / she is under a duty to co-operate with any reasonable requests to undergo previous employment and background checks, whether made by the Company, an Affiliate or a client or prospective client, which are deemed reasonably necessary by the Company.  These background checks may include, but are not limited to, security checks, immigration status checks, criminal records checks, credit checks and relevant regulatory requirements applicable in the sector in which the Employee, or the Company, or any client for whom the Employee undertakes work, (or it is proposed will undertake work) operates. The Employee also agrees that he / she is under a duty to co-operate in attending any interviews required by a client or prospective client before undertaking an assignment.  The Employee agrees that, given the nature of the Company’s business, it is reasonable for the Company to impose these duties and further acknowledges that his/her ability to perform specific roles may be dependent on his/her satisfactory passing specified background checks.

18.2
The Employee may be required, at any time whilst on a client site or at work, or going to or from a client site or work, to have his / her person and / or personal possessions searched by an authorised official of the client or the Company, Affiliate or its designee.

Termination of Employment

19.1
The Company is required to give the Employee 6 months’ notice to terminate the Employment. The Employee is required to give the Company 6 months’ notice to terminate the Employment. Where the Employee has given notice of termination, he/ she shall be entitled to request, at any time during their notice period, that the Company waive some or all of the his/her remaining notice period. For the avoidance of doubt, the Company shall not be under any obligation to consent to such a request and any waiver will be at the Company’s sole discretion.

19.2
The Company reserves the right at its discretion to terminate the Employment without notice by paying Base Salary only (as defined in clause 7) in lieu of all or any unworked part of notice. For the avoidance of doubt, such a payment or payments will be less any statutory deductions and will not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to the Employee had he / she been employed until the expiry of his / her notice entitlement.

19.3
The Company operates a non-contractual disciplinary procedure (AP 0793) (the “Disciplinary Policy”) which will apply to Employees who serve the Company in the role of Managing Director, a copy of which as amended from time to time will be made available to and should be read by the Employee on the Company’s policies website on the Portal. The Company may at its discretion terminate the Employment without notice or pay in lieu of notice in the circumstances identified in the Disciplinary Policy as justifying summary dismissal. Further, the Company may terminate the Employment without notice or pay in lieu of notice if the Employee:

(a)	commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement; or

(b)	is, in the reasonable opinion of the Company, guilty of any gross misconduct, gross incompetence, wilful neglect of duty or serious negligence; or

(c)
is, in the reasonable opinion of the Company, guilty of conduct (whether or not in the performance of his / her duties) which brings or is likely to bring himself / herself or the Company or any Affiliate into disrepute; or

(d)	is convicted of a criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

(e)
is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to Section 252 of the Insolvency Act 1986 or has any order made against him / her to reach a voluntary arrangement as defined by Section 253 of that Act, or is or becomes of unsound mind.

19.4
If the Employment is terminated by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Employee is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this agreement the Employee will have no claim against the Company in respect of such termination.

Suspension from Duties

20.1
The Company will have the right to require the Employee to refrain from performing some or all of his / her day-to-day responsibilities for any length of time with pay pending any investigation undertaken by either the Company or a third party in circumstances where suspension is reasonable or justified (including, but not limited to, regulatory compliance investigations, disciplinary investigations, internal corporate investigations and criminal investigations) or where any investigation is being undertaken into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss the Employee summarily, or any other investigation.

20.2	During any period of suspension, the Employee will:

(a)	remain an employee of the Company and will continue to be bound by the terms of this Agreement;

(b)	ensure that his / her line manager knows where he / she will be and how he / she can be contacted during each working day (except during any periods taken as holiday in the usual way);

(c)	allow the Company to exclude the Employee from his / her place of work or any other premises of the Company or any Affiliate or Alliance Entity; and

(d)
allow the Company to require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Affiliate or Alliance Entity.

Garden Leave

21.1	In the event the Employee gives or receives notice to terminate his / her employment the Company may require the Employee for all or any part of such period of notice:

(a)	not to attend the offices of the Company, any Affiliate or any client;

(b)	not to perform the duties of his / her position or become involved in any aspect of the business of the Company or any Affiliate of any Alliance Entity;

(c)	to carry out specified duties consistent with his / her status but different from those being carried out immediately prior to such period;

(d)	to perform his / her duties from home;

(e)	not to contact or have any communications with the clients, prospective clients, or suppliers of the Company, or any Affiliate or Alliance Entity;

(f)
not to communicate with any employees, contractors, consultants, or officers of the Company, any Affiliate or any Alliance Entity in relation to the business of the Company, any Affiliate or any Alliance Entity;

(g)
to take all holiday which has accrued to the Employee. The Employee agrees that the Company need only give him 3 days’ notice that it requires him to take such holiday and the rights and obligations in Regulation 15(3) and 15(4) of the Working Time Regulations 1998 are varied accordingly.

(h)	to assist the Company to arrange a proper handover of his / her duties and responsibilities (including clients and businesses) to another employee of the Company); or

(i)	any combination of the above,

provided that during such period (“Garden Leave”), the Company will continue to pay the Employee his normal salary and benefits.

21.2
The Employee agrees that, either at the start of or at any time during his / her period of notice, the Company may terminate his / her access to any of the Company’s IT or other communication systems (or those of any Alliance Entity, Affiliate or client).

21.3
All terms of the Employment will continue during any period of Garden Leave including, without limitation, the Employee’s obligations of good faith, fidelity, confidentiality, his or her fiduciary duties and all of his or her express and implied obligations.

21.4
The Employee agrees that any breach of clause 21.1 above may not adequately be compensated by an award of damages and any breach will entitle the Company, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the Employee from committing any breach (or continuing to commit any breach).

21.5
If requested by the Company the Employee should also keep the Company informed of his / her whereabouts so that he / she can be called upon to perform any appropriate duties as required by the Company.

Post-termination restrictions
In this clause 22:
“Competitive Business” means any business which competes with or is preparing to compete with any business carried on by the Company or any Affiliate in respect of which the Employee was involved to a material extent or in respect of which he obtained material confidential information in each case in the course of his employment at any time in the 12 months prior to the Termination Date.
“Prospective Client” means any person, firm, company or other entity with whom the Company or any Affiliate has had any negotiations or material discussions regarding the possible supply of products or services by the Company or an Affiliate and:

(i)	with whom the Employee has been responsible in a management capacity;

(ii)	with whom the Employee has had material dealings;

(iii)	in respect of whom the Employee has obtained material Confidential Information; or

(iv)	in respect of whom or whose business the Employee has been materially involved in the development of products, services, solutions, offerings or bid submissions, in each case at any time during the 12 months immediately preceding the Termination Date.
“Restricted Client” means any client of the Company or an Affiliate:
(i)    with whom the Employee has been responsible in a management capacity;
(ii)    with whom the Employee has had material dealings;

(iii)    in respect of whom the Employee has obtained material Confidential Information; or

(iv)	in respect of whom or whose business the Employee has been materially involved in the development, implementation, or delivery of products, services, solutions, offerings or bid submissions, in each case at any time during the 12 months immediately preceding the Termination Date
“Restricted Employee” means any senior or professional employee of the Company or an Affiliate at Manager level / Level B or above (or any future equivalent career level):
(i)    with whom the Employee has had material dealings;
(ii)    with whom the Employee has had direct or indirect managerial responsibility;
(ii)    in respect of whom the Employee has obtained Confidential Information; or
(iii)    whom the Employee has supervised on a client engagement,
in each case at any time during the 12 months immediately preceding the Termination Date.
“Restricted Period” means 12 months following the Termination Date, less any period of Garden Leave under clause 21.
“Restricted Territory” means: (i) the United Kingdom; and (ii) any other country where the Company or an Affiliate carries out business and in relation to which the Employee had material responsibilities (including but not limited to supervisory or management responsibilities), carried out material duties or acquired material confidential information, in each case at any time during the 12 months immediately preceding the Termination Date.
“Supplier” means any person, company, business entity or other organisation whatsoever who:

(i)	has supplied goods or services to the Company or any Affiliate during any part of then twelve months immediately preceding the Termination Date; or

(ii)	has agreed prior to the Termination Date to supply goods or services to the Company or any Affiliate to commence at any time in the twelve months following the Termination Date; or

(iii)	as at the Termination Date, supplies goods or services to the Company or any Affiliate under a contract or arrangement between that Supplier and the Company or the relevant Affiliate.
“Team Member” means any employee of the Company or any Affiliate:

(i)	with whom the Employee had material dealings;

(ii)	in respect of whom the Employee obtained confidential information which is relevant to their proposed recruitment;

(iii)	in respect of whom the Employee had supervisory responsibilities;

(iv)	who had material dealings with any employee referred to in (i), (ii) or (iii) above; or

(v)	in respect of whom an employee referred to in (i), (ii) or (iii) above obtained confidential information which is relevant to their proposed recruitment, in each case in the 12 months immediately preceding the Termination Date or the date on which the Employee commences a period of Garden Leave under clause 21.1, whichever is the earlier.

“Team Recruitment Exercise” means an attempt by the Employee, his / her new employer or any other person, firm, company or other organisation to recruit a team of 2 or more employees of the Company or an Affiliate from the Company or an Affiliate in circumstances where those employees will be involved in the provision of products or services in competition with the Company or an Affiliate.

22.1	The Employee agrees that he will not for the Restricted Period in competition with the Company or any Affiliate:

(a)
directly or indirectly provide services in respect of a Competitive Business being carried out or to be carried out in a Restricted Territory as an employee, consultant, officer or in any other capacity; or

(b)	directly or indirectly set up, carry on, or have any other interest in a Competitive Business being carried out or to be carried out in a Restricted Territory,

save that the Employee may hold up to 2% of the securities in a company which is quoted on any recognised stock exchange. Schedule 1 contains a non-exhaustive list of entities which the Company considers is competitive with the Company or an Affiliate. The Company may amend or update that list, or issue additional lists from time to time, including on the Managing Directors Matters Data Base and otherwise.

22.2	The Employee agrees that he will not:

(a)
for the Restricted Period directly or indirectly in competition with the Company or any Affiliate: (i) solicit; (ii) assist in soliciting; (iii) accept; or (iv) facilitate the acceptance of, the custom or business of any Restricted Client or Prospective Client;

(b)
for the Restricted Period directly or indirectly in competition with the Company or any Affiliate develop or provide products or services for, or otherwise deal with, any Restricted Client or Prospective Client;

(c)
directly or indirectly in relation to any contract or arrangement which the Company or any Affiliate has with any Supplier for the supply of goods or services to the Company and/or to any Affiliate, for the duration of such contract or arrangement:

(i)	interfere with the supply of goods or services to the Company or any Affiliate from any Supplier; or

(ii)	induce any Supplier of goods or services to the Company or any Affiliate to cease or decline to supply such goods or services in the future.

(d)
for the Restricted Period directly or indirectly (i) solicit; or (ii) assist in soliciting; or (iii) entice away; or (iv) endeavour to entice away from the Company or any Affiliate any Restricted Employee.

(e)	for the Restricted Period be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any Restricted Employee.

(f)	for the Restricted Period directly or indirectly interfere with the relationship between the Company or any Affiliate and a Restricted Employee.

(g)
for the Restricted Period directly or indirectly (i) solicit; or (ii) assist in soliciting; or (iii) entice away; or (iv) endeavour to entice away from the Company or any Affiliate any Team Member where the proposed recruitment of that employee is part of a Team Recruitment Exercise.

22.3
The Employee will notify the Company as soon as possible if he / she becomes aware that any person, firm, company or other entity is undertaking or proposing to undertake a Team Recruitment Exercise (whether or not he / she is involved in such exercise) or becomes aware of any employee being recruited as part of a Team Recruitment Exercise and he / she will provide such further details as the Company may reasonably request.

22.4	The prohibition at 22.1 shall not apply where the Employee acts as an employee of a Restricted Client or a Prospective Client.

22.5
The Employee agrees that the above provisions are reasonable and necessary to protect legitimate business interests of the Company or any Affiliate. In relation to each Affiliate referred to in this clause 22, the Company contracts as trustee and agent for the benefit of each such Affiliate. The Employee agrees that, if required to do so by the Company, he /she will enter into covenants in the same terms as those set out in clauses 22.1 to 22.3 directly with all or any of such Affiliates. If the Employee fails within 7 days of receiving such a request from a Company to sign the necessary documents to give effect to the foregoing, the Company will be entitled, and is hereby irrevocably and unconditionally authorised by the Employee as the Employee’s attorney, to execute all such documents as are required to give effect to the foregoing on the Employee’s behalf.

22.6
The benefit of each agreement and obligation of the Employee under this clause 22 may be assigned to and enforced by all successors and assigns for the time being of the Company and its Affiliates and such agreements and obligations will operate and remain binding notwithstanding the termination of this Agreement.

22.7
If all or part of any of the restraints imposed by clause 22.1 or 22.2 is determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions.

22.8	The Company will be entitled at its absolute discretion to waive compliance with the restrictions set out in this clause 22 in writing at any time.

22.9
If the Employee accepts an offer to provide products, services or advice to any third party during his / her employment with the Company or during the Restricted Period he / she will immediately (i) provide a copy of the restrictions to such third party, (ii) notify the Company of such offer, the name of the company, and such other details relating to the role that the Company may request in order to ascertain its rights under the terms of this Agreement, and (iii) comply with any directions given by the Company so as to enable the Company to take steps to arrange the proper hand over of his / her duties (including clients or customers and business) to another employee. The obligation set out in this clause is without prejudice to the Employee’s general obligation to immediately disclose any conflict of interest to the Company.

22.10
The Employee acknowledges and agrees that the Company’s remedy at law for any breach of the covenants contained in this Agreement would be inadequate and that for any breach of such covenants, the Company will, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order, or other equitable relief, restraining the Employee from committing or continuing to commit any breach of the covenants. The Employee agrees that proof will not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

Return of Company Property and other obligations on Termination of Employment

23.1	On the termination of Employment howsoever arising, or on the commencement of Garden Leave, or at any other time on request, the Employee must promptly and without unreasonable delay:

(a)
return (without taking copies or extracts or downloads of any data or information contained therein) all physical property belonging to the Company, any Affiliate and/or any Alliance Entity with which he / she has been issued (“Company Property”). This includes but is not limited to laptops, PDAs, tablet computers, mobile phones, memory sticks and other storage devices, books, records, disks, software, tapes, magnetic media, photographs, security passes, correspondence and other papers of whatsoever nature relating to the business of the Company, any Affiliate, any client, any supplier, any

Alliance Entity and/or which contain or refer to any Confidential Information (as defined in clause 13.1) or Personal Data (as defined in clause 15.4) relating to them or their employees;

(b)
permanently destroy or otherwise delete all information or data belonging to, or relating to the Company, or an Affiliate, or a client, or a supplier, or an Alliance Entity, or any of their employees, which is recorded in any other property, medium or format in his / her possession, custody or control unless he / she has been issued with a Hold Notice, in which case, he / she should retain the relevant information and inform the Company promptly of such Hold Notice in accordance with (c) below; and

(c)	inform the Company if he / she has been asked to preserve any documentation or information pursuant to a Hold Notice.

23.2
Within 7 days of a request by the Company, he / she will certify in writing to the Company (in such format and manner as the Company may require) that he / she has fully complied with his / her obligations in clauses 23.1(a) to (c) above.

23.3
A failure to return Company Property will entitle the Company to withhold the whole or any part of any salary or other sums due to the Employee up to the replacement value of the property not returned. The Employee also agrees that any breach of clauses 23.1(a) to (c) may not adequately be compensated by an award of damages and any breach will entitle the Company, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the Employee from committing any breach (or continuing to commit any breach).

23.4	On termination of Employment, the Employee will:

(a)	not represent him or herself as having any on-going relationship with the Company or any Affiliate or Alliance Entity;

(b)	update his / her LinkedIn profile and any other online presence accordingly;

(c)
not make or cause to be made (whether directly or indirectly) any derogatory comments or statements about the Company or any Affiliate or Alliance Entity or its or their respective officers or employees; and

(d)
not make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning his / her employment with the Company, or its termination, or his / her (where applicable) resignation from any directorships or other offices with the Company or any Affiliate or Alliance Entity without the Company’s prior written consent.

23.5
The Employee will immediately return any credit or charge card provided to him / her by the Company for business expenses whenever so required by the Company and in any event in accordance with clause 23.1 and any local policy where applicable.

23.6
The Employee further agrees that on termination of his / her employment, he / she will ensure that any debit balance remaining on the card is cleared and that he / she is under an obligation to cooperate with the Company or any relevant Affiliate or Alliance Entity in complying with the same.

23.7
For the purposes of this clause 23, a “Hold Notice” is a directive issued by the Company’s internal or external legal advisors to preserve documents, categories of documents or other information in connection with reasonably anticipated or actual litigation, or for other legal and/or regulatory reasons.

Working Overseas on Behalf of the Company

24.1
The Employee may be required by the Company or any Affiliate to work outside the UK for any period of time. While working overseas, the terms and conditions contained in this Agreement will continue to apply in full unless the Company or any Affiliate notifies the Employee otherwise.  Notwithstanding this, if the Employee is required to work outside the UK, he / she will be required to comply with the provisions of the Company’s Policy (AP 0710) - International Business Trips, Training and Assignments (and UK supplement AP 0710_C50) as applicable to the Employee from time to time and as amended from time to time at the Company’s / Affiliate’s sole discretion. In the event of any inconsistency between this Agreement and any Policy, the terms of the Policy will prevail for the duration of the time spent working overseas.

24.2
The Employee agrees that, in the event that he / she is required to work outside the UK for any period of time, the terms of the Company’s Tax Equalisation Policy (AP 0820) will apply.  The purpose of this Policy is to ensure that the Employee will pay approximately the equivalent amount in UK income tax and National Insurance contributions as he / she would have paid had he / she remained in the UK.  The Employee accordingly agrees that, to the extent required by applicable law, and in order to comply with the Tax Equalisation Policy with respect to making tax equalisation payments and otherwise, the UK tax withholding (PAYE) that would normally apply to the Employee will cease for the duration of any overseas assignment and be replaced with hypothetical tax withholding corresponding to the UK income tax and National Insurance contributions that the Employee would have paid had he / she remained in the UK (as more fully defined in the Tax Equalisation Policy).

24.3
It is a fundamental condition of the Employment that the Employee makes him or herself available to travel on the basis set out in this clause 24. Certain costs associated with travel, transfer or relocation will be reimbursed in accordance with applicable travel and expense policies in place from time to time.

24.4	Without prejudice to clause 24.2 above, the Employee further agrees as follows:

(a)	to authorise the Company or any Affiliate to withhold this hypothetical tax from his / her salary on a monthly basis;

(b)
that, after his / her tax returns are prepared, the difference between the hypothetical tax and the actual tax due from the Employee will be computed and the final tax due from the Employee will be settled promptly thereafter;

(c)	that the Employee will comply with all UK and foreign laws regarding personal income tax and social security contributions;

(d)
that the Employee will be responsible and liable for the submission of all required tax returns in the UK and the host location, although the Company will provide assistance to the Employee in accordance with the Tax Equalisation Policy; and

(e)
to provide the Company upon request with copies of his / her completed tax returns for the period during which the Employee works overseas, and the Employee agrees that this obligation will survive termination of the Employment.

24.5
The Employee agrees that, both during the Employment and after its termination, he / she is under an obligation to cooperate with the Company and any relevant Affiliate in ensuring full compliance with the terms of the Tax Equalisation Policy, including but not limited to cooperating in filing all required tax returns, and refunding any overpayments of tax which are due to the Company or any Affiliate under the Policy.  The Employee also agrees that the Company will be entitled at any time during his / her employment, or in any event on termination, to deduct from his / her remuneration or from any other monies due from him / her to the Company or any Affiliate any amounts owing from him / her as a result of the application of the Company’s Tax Equalisation

Policy, whether in respect of hypothetical tax withholding, overpayments of tax or otherwise, or any losses suffered by the Company or any Affiliate on account of the Employee’s failure to comply fully with the Tax Equalisation Policy.

24.6
The Employee agrees that, if any amounts remain owing after termination of employment, or if the Company or any Affiliate suffers losses on account of the Employee’s failure to comply with the Tax Equalisation Policy, and the Company or any Affiliate does not or is unable to recover the full amount of those losses by making deductions from the Employee’s remuneration or from any other monies due to him / her from the Company or any Affiliate, the Employee will pay to the Company or any Affiliate on demand and in full a sum equal to any amounts owing or any losses suffered by it.  The Employee agrees that this sum will be recoverable as a debt, together with all costs, including legal costs, incurred by the Company or any Affiliate in recovering the sum.  The Employee agrees that this obligation will survive the termination of his / her employment with the Company for any reason.

Grievance Procedure

25.	The Company operates a non-contractual grievance procedure (AP 0772).

Disciplinary Procedure

26.	The Company operates a non-contractual disciplinary procedure (AP 0793).

Miscellaneous

27.1	Nothing in this Agreement will constitute or be construed as constituting or establishing any partnership or joint venture between the parties hereto for any purpose whatsoever.

27.2	There are no collective agreements applicable to the Employment.

27.3
In this Agreement the headings are for convenience only and shall not affect its construction or interpretation. References to clauses are references to clauses in this agreement and references to a person shall where the context permits include reference to a corporate body or an unincorporated body of persons. Any word which denotes the singular shall where the context permits include the plural and vice versa and any word which denotes the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa. Any reference to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment.

27.4
A person who is not a party to this contract will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this contract. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

27.5
This Agreement contains the entire agreement between the parties relating to the Employment and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the Employment and all such agreements, arrangements and understandings will be deemed to have been terminated by mutual consent. The Employee acknowledges that by entering into this Agreement, he / she has not relied on any representations or warranties (express or implied) about its subject matter, except as provided in this Agreement.

Variation of Contract

28.	The Company reserves the right on giving reasonable notice to the Employee to vary the terms of this contract.

Governing Law and Dispute Resolution

29.1	The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of England.

29.2
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Agreement.

Definitions and interpretation
In this Agreement unless the context otherwise requires:
“Accenture Competitor” means any business which provides products, services or advice which are or is similar to the products, services or advice provided by the Company or any Affiliate, including, but not limited to, the entities identified in Schedule 1 of this Agreement (or any affiliate of any entity contained in Schedule 1) or in any other document (whether published on the Managing Directors Matters Data Base or otherwise) which is notified by the Company or any Affiliate to the Employee as replacing such schedule from time to time;
“Affiliate” means in relation to any Legal Entity, any other Legal Entity which from time to time Controls, is Controlled by or is under common Control with that Legal Entity; an Affiliate of the Company includes Accenture plc (a Company incorporated in the Republic of Ireland) and any other Affiliate of or successor entity of Accenture plc, and any successor in title or assign of any such Legal Entity from time to time;
“Alliance Entity” means any Legal Entity with whom the Company and/or any Affiliate has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which the Company and/or any Affiliate has an interest, whether or not a Controlling interest; provided always that the term “Alliance Entity” shall not include: (i) any Accenture Competitor, (ii) any contractor and/or sub-contractor of the Company and/or any Affiliate, and/or (iii) any sales, buying and/or marketing agent of the Company and/or any Affiliate;
“Board” means the Board of Directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Employee.
“Control” means (i) ownership by a Legal Entity of a majority of the voting interest of another, or (ii) the ability of a Legal Entity, whether directly or indirectly, to direct the affairs of another whether by way of contract, ownership of shares or otherwise, and “Control”, “Controlled” and “Controlling” shall be construed accordingly;
“Intellectual Property Rights” shall mean patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Invention” shall mean any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
“Knowledge Capital” means any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools, methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to the Company and/or any Affiliate which is used, by the Company and/or any Affiliate, to perform services for its or their clients; and

“Legal Entity” means any body corporate, branch, partnership, joint venture or unincorporated association or other organisation carrying on a trade or other activity with or without a view to profit.
“Termination Date” means the date upon which the Employee’s Employment with the Company terminates.

SIGNED on behalf of the Company

SIGNED by the Employee ……………………………………

SCHEDULE 1

[List of competitors]